Exhibit 99.2

Scott:
Thank you and good morning. We appreciate your participation in the CBL Properties conference call to discuss first quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
As we said in our call last quarter, 2018 will be a difficult year for CBL. While our results for the first quarter were in-line with our expectations and street estimates, I can assure you that we are not satisfied and are working diligently to improve our results. First quarter was most significantly impacted by bankruptcies and stores closures in late 2017 and additional bankruptcies in the first quarter.
Despite these challenges, we are encouraged by signs of a recovery in the general retail landscape and our portfolio. Sales for the first quarter were strong and many of our top retailers reported improved earnings. This bodes well for occupancy costs and future leasing negotiations and should lead to improved leasing metrics later in the year. One of our major goals for the year is to stabilize our operations and cash flows and these improvements are critical to this effort.
In addition, we are extremely focused on enhancing liquidity and financial flexibility, which Farzana will discuss in more detail. We are in preliminary discussions to refinance our unsecured term loan that matures late next year as well as our lines of credit, which mature in 2020. Our proactive approach will ensure we are in a strong financial position with a lengthened maturity schedule and access to capital.
This quarter we made solid progress towards diversifying our tenant base with more non-apparel users as well as renewing and expanding with successful retail concepts. In the first quarter approximately 70% of our total new leasing was executed with non-apparel tenants. These included entertainment and dining users such as Round 1, Dave & Busters and Prime 22 Steakhouse. We are also having active discussions to add new uses to our properties including hotels, multi-family, medical office and co-working locations. During the first quarter we started the permitting process for a future 292-unit apartment complex adjacent to one of our open-air centers. Under the proposed joint venture structure, our only cost will be the contribution of land we already own. We are in active negotiations on a number of similar opportunities across the portfolio. These new and unique uses contribute to the evolution of our properties to suburban town centers that supplement in-demand retail with services, restaurants, fitness, heath & wellness and more.
While disappointing, we were not surprised with the outcome of the Bon-Ton bankruptcy. As we discussed last quarter, we incorporated a potential liquidation in our reserve estimate for the year. On a full-year basis, the impact is $7.3 million in annual rent loss and up to $3.0 - $3.5 million in potential co-tenancy. We expect the former Bon-Ton stores to close by the end of August. We started the year with 16 locations. Two were announced as closing when Bon-Ton initially filed. We already have a lease executed with a supermarket for one of those locations, which does not require any investment by CBL. Construction is expected to start later this year for a 2019 opening. The other is owned in an unconsolidated joint venture and our partner is working with a value retailer to take the space. Of the remaining 14 locations, 8 are leased, 2 are ground leased and 4 are owned by third parties. In anticipation of a liquidation we have already been in active discussions with replacements for the majority of the locations and are also working closely with the other landlords to move those replacements forward. One of the boxes is in the mall that we have under binding contract for sale. Two of the boxes are in centers that are secured by mortgage loans and we will work with the lenders to determine the impact and outcome on those specific centers and whether any investment in a redevelopment will be made. We estimate these redevelopments will cost a total of $60-90 million over the next three to four years.
With the expectation of ongoing redevelopment opportunities, we have adjusted our approach to investing in these projects and have a heightened focus on capital allocation. We are targeting more outparcel and non-retail uses which allow us to limit our investment by utilizing joint ventures, ground leases or pad sales. The steps we take to limit CBL’s capital outlay doesn’t mean that these projects are any less significant. Our tenants and other partners also make meaningful contributions. A great example is the Brookfield Square redevelopment. While our share of the development cost is approximately $28 million, overall the project encompasses an investment of nearly $100 million including other uses such as a hotel and conference center, which demonstrates the confidence that other stakeholders have in the future success of this project and property.
In addition to maximizing our redevelopment spend, we are focused on maintaining cost controls and reducing capital expenditures. This ensures that we are able to fund redevelopment activity primarily from free cash flow. Supplementing our cash flow, we raised approximately $12 million through dispositions completed in the first quarter. We entered into a binding contract with a significant non-refundable deposit for the sale of a Tier 3 property, Janesville Mall in Janesville, WI. We have a number of active negotiations occurring on additional non-core assets and will continue to opportunistically sell or joint venture assets going forward.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
As Stephen said, our top priority from an operational point of view is to stabilize our results. We expect to make progress on this goal in the back half of the year as we begin to benefit from the impact of leasing and redevelopment activity. For the first quarter, portfolio occupancy ended at 91.1%, down 100 basis points compared with the prior-year quarter. Same-center mall occupancy declined 90 basis points from the prior-year. Bankruptcy-related store closures impacted mall occupancy by approximately 95 basis points or 175,000-square feet for the first quarter. In addition, occupancy was impacted by the closure of 15 Teavana locations totaling 17,000-square-feet. We do expect additional occupancy pressure in the second quarter due to the closure of the Best Buy Mobile stores. We have 36 locations representing 50,000 square feet, which are all expected to close by the end of May. As a result of these closures and the new leasing coming online primarily in the back-half of the year, we expect second quarter to be our weakest from an occupancy stand-point.
During the quarter we executed over 1.1 million square feet of leases in total. On a comparable same-space basis, we signed roughly 707,000-square-feet of new and renewal mall shop leases at an average gross rent decline of 13.6%. Spreads on new leases for stabilized malls were relatively flat and renewal leases were signed at an average of 15% lower than the expiring rent. Renewal leasing activity during the quarter was negatively impacted by five renewal leases signed with Express, seven with Motherhood Maternity and 11 Hollister/Abercrombie renewals. These 23 leases represented 450 bps of the decline in renewals and 420 bps of the overall decline.
As we stated last quarter, we expect renewal spreads to remain negative for the next several quarters. We continue to work through maturing leases with certain struggling retailers as well as retailers in bankruptcy reorganization where we are negotiating occupancy cost reductions instead of allowing stores to close.
Sales were a bright spot for the first quarter with an increase of 4.1%, bringing rolling 12-month sales up one dollar to $376 per square foot. Sales were very strong in border and energy markets as we are starting to experience a rebound from the previous weakness. We also saw returning strength in a few key retailers, such as L Brands, that suffered declines last year. The extra week in January and an early Easter also helped sales results for the quarter. We anticipate sales for the full year to remain positive.

2018 will be an active redevelopment year as we have numerous openings and construction commencements planned. These projects bring new life and energy to our properties and position them for long-term success.
During the first quarter we opened a Planet Fitness at Frontier Mall in Cheyenne in the former Sports Authority space. We also opened two new restaurants on pads at Parkdale Mall in Beaumont, TX. In April, Dick’s Sporting Goods opened at Richland Mall in Waco, TX, taking space formerly occupied by mall shops and a junior anchor. Later this year we’ll open H&M and Planet Fitness as well as Outback Steakhouse at Eastland Mall in Bloomington, IL in the former JCPenney space.
Yesterday we opened a new Marshalls at York Galleria in York, PA. The 21,000-square-foot store replaced a portion of the former JCPenney location and joins the recently opened H&M and Gold’s Gym.
In April, we started construction on the Sears redevelopment at Brookfield Square in Milwaukee, WI, which was one of the stores we purchased last year through a sale-leaseback. The first phase of the project includes the new BistroPlex dine-in movie experience from Marcus Theaters and Whirlyball entertainment center. The project will also include several restaurants, a hotel and convention center as well as other attractions, which will be announced in the coming months.
At Volusia Mall in Daytona Beach, we’ve commenced construction on the former Sears Auto Center to add a Bonefish Grill, Casual Pint and Metro Diner. We have also started construction on the former Sears Auto Center here in Chattanooga at Northgate Mall, adding two new dining options with Aubrey’s and Panda Express. Openings are scheduled for later this year.
At Jefferson Mall in Louisville, KY, we are under construction to add a Round 1 entertainment center in the former Macy’s location. The opening is set for later this year.
In Greensboro at Friendly Center, we have an O2 Fitness under construction replacing a former freestanding restaurant location. The new 27,000-square-foot location is expected to open in late 2018 or early 2019.
We formed a 50/50 joint venture with an experienced self-storage developer to construct CubeSmart branded storage facilities on available land on the periphery of two of our malls. We contributed the land as our share of equity in the project with the remainder being funded by our partner and through a construction loan. The first project is under construction at our mall in Cincinnati and the second will start construction within the next two weeks at our property in St. Charles, MO. The projects are expected to open this summer.
We will have additional announcements on other redevelopment projects over the coming months as leases are executed and plans finalized.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
First Quarter adjusted FFO per share was in line with street estimates at $0.42, representing a decline of $0.10 per share compared with $0.52 per share for the first quarter 2017. The majority of the variance was a result of $0.05 per share from lower property NOI and $0.02 per share lower gains on outparcel sales.
First quarter same-center NOI declined 6.8% or $11.2 million with revenues down $10.5 million and expenses increasing $0.7 million. The decline in revenues was primarily due to lower occupancy and rent reductions related to tenants in bankruptcy. Property operating expense improved by $1.3 million; however, maintenance and repair expense increased $1.7 million, which included a $1.0 million increase in snow removal expense. Real estate tax expense also increased by $0.3 million.
We are maintaining our 2018 guidance for adjusted FFO in the range of $1.70 - $1.80 per share, which assumes a same-center NOI decline of (6.75)% - (5.25)%. Guidance continues to include a top line reserve to take into consideration the impact of unbudgeted bankruptcies, store closures and rent reductions. In addition to the impact of the liquidation of Bon-Ton, year-to-date there have been a handful of bankruptcies announced, most notably Claire’s and Walking Company. Based on our Q1 results and current expectation of rent loss from rent reductions, closures and co-tenancy from activity year-to-date, we expect to utilize approximately $10 - $13 million of the reserve. We will continue to update this number as the year progresses as well as other assumptions that underlay our guidance.

We’ve continued to enhance our balance sheet by reducing total pro rata debt. As previously announced, in January we utilized $37 million of availability to retire the loan secured by Kirkwood Mall in Bismarck, ND, adding the property to our pool of unencumbered assets. We are on-track to close a new 10-year non-recourse loan secured by CoolSprings Galleria in Nashville, TN, in the near term. This new financing will extend our maturity schedule and reduce our average borrowing cost. We are also in the process of placing a new loan on The Outlet Shoppes at El Paso. We are early in the process and will provide more color on proceeds and other details at closing. We anticipate utilizing net proceeds from financings of The Outlet Shoppes at El Paso and CoolSprings as well as disposition proceeds to address the $190 million paydown of the term loan later this year.
As Stephen mentioned, we are in the process of refinancing our $350 million unsecured term loan, which has an outside maturity date in October 2019 as well as our two major lines of credit totaling $1.0 billion in capacity, which mature in 2020.
In addition to extending the maturities, our goal is to work with our bank group to right size both the term loan and the line facilities to a lower level, while still maintaining adequate capacity and flexibility. Our lines were last recast prior to the raising of the $1.4 billion of unsecured bonds and executing our major disposition program so it is appropriate to adjust our bank debt exposure relative to overall debt and future recycling of secured debt. In addition, we typically maintain a low balance on our lines of credit, preferring to fund our projects primarily through free cash flow. While we are very early in these discussions and are not able to provide specifics on term or size at this time, our banks are supportive of an early recast. We will provide more details as they are finalized.
At quarter-end, we had total pro rata debt of $4.7 billion, a reduction of more than $285 million from the prior-year period and a $24 million reduction from year-end 2017. We anticipate ending the year with lower total debt as the foreclosure of the $122 million loan secured by Acadiana Mall is finalized. We had approximately $116 million outstanding on our lines of credit at the end of the first quarter. Net debt-to-EBITDA was 6.9 times compared with 6.6 times in the prior-year period. The increase was primarily due to lower total property level NOI. We anticipate improvements in this metric in 2019 as debt is reduced and we benefit from lease-up and new NOI from projects coming online.
We extended the $10.8 million loan secured by our community center, Statesboro Crossing for a year. We are also working to extend the maturity of two unconsolidated secured loans totaling $58 million at our share for several years. The loans currently have an outside maturity date in February 2019.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
There is no doubt that we face many challenges in 2018, but we are taking a proactive approach to leasing and operations and also in managing our liquidity position and balance sheet. The progress on our balance sheet over the past year has been notable. We’ve reduced leverage, reduced borrowing costs and lengthened our maturity schedule. We are continuing these efforts by addressing our upcoming maturities well ahead of schedule.
We are also focused on managing our capital spend and funding redevelopments primarily from our significant free cash flow. These investments will generate future growth in NOI and FFO, diversifying our income streams and reinventing our properties. We are also supplementing free cash flow with asset sales, such as the ones announced this quarter. We are confident that these strategies will put CBL in a stronger position both as this year progress and the years to come.
We will now take your questions.